Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the BioScrip, Inc. 2008 Amended and Restated Equity Incentive Plan of our reports dated March 3, 2014, with respect to the consolidated financial statements and schedule of BioScrip, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of BioScrip, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

September 19, 2014